Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Acquires the Sheraton Delfina Santa Monica Hotel
     Bethesda, MD, November 22, 2010 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the boutique-style Sheraton Delfina Santa Monica Hotel for $102.8 million. The 310-room, upper-upscale, full-service hotel features over 10,000 square feet of meeting space, two food and beverage outlets and is located in Santa Monica, California, just minutes from the beach and all of Santa Monica’s leisure attractions. The property will continue to be managed by the Viceroy Hotel Group. The transaction was funded by the Company entirely with available cash.
     “We are excited to acquire the Sheraton Delfina Santa Monica Hotel in the highly desirable Santa Monica market,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Due to its stunning geographical location along the Pacific Ocean, the Santa Monica market is a highly popular year-round destination for the corporate transient and group markets, as well as the weekend leisure customer. The extremely high barriers to entry in the market, combined with the dynamic demand generators from Santa Monica and its surrounding areas, make this an excellent addition to our growing portfolio.”
     The Sheraton Delfina Santa Monica Hotel is located in the world-renowned, upscale city of Santa Monica, California along the Pacific Ocean. Santa Monica is a premier coastal destination that boasts exceptional dining and entertainment and shopping establishments, along with a significant concentration of commercial activity in an office market that totals over 15 million square feet. Santa Monica, encompassing 8.3 square miles, offers a multitude of restaurants, national brand stores, and one-of-a-kind boutiques and cafés. Most notably, the famous Santa Monica Beach and Pier is an entertainment center for over 3 million visitors annually and includes a waterside amusement park on the pier with games, shops, rides and a fishing balcony. Additionally, the recent renovation and expansion of Third Street Promenade, a renowned three-block, open-air, retail center, as well as the complete redevelopment of Santa Monica Place, has further increased the vitality surrounding the renaissance efforts of Santa Monica.
     In addition to the strong base of leisure amenities, the Santa Monica Civic Center, which is comprised of Santa Monica City Hall and the Civic Auditorium, is currently in the planning stages of a major expansion. The proposed expansion would include a 100,000 square foot addition of function space and two new public parks to further assist in the expansion of the city’s economic development as a premier corporate and leisure destination.
     Built in 1972, expanded in 1984 and remodeled in 2005, the Sheraton Delfina Santa Monica Hotel is a boutique-style property located within blocks of Santa Monica’s most notable attractions and offers views of the Pacific Ocean. This high-style property consists of 310 tastefully appointed guestrooms, including 11 suites, encompasses three buildings and underwent an approximately $11 million renovation in 2005. The Sheraton Delfina Santa Monica Hotel features unique furnishings with meeting and event space totaling over 10,000 square feet. The meeting and event space includes an approximately 4,500 square foot ballroom that represents Santa Monica’s only penthouse meeting space with panoramic views of the Pacific Ocean. The property also features a heated outdoor swimming pool with pool-side food and beverage service, a restaurant, café and lobby lounge, complimentary business and fitness centers, valet and self parking in a 298-space onsite parking garage and complimentary transportation within a 3-mile radius of the hotel.
     In 2009, the Sheraton Delfina Santa Monica Hotel operated at approximately 81% occupancy, with an average daily rate of approximately $179. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $7.4 to $7.9 million and net operating income after capital reserves of approximately $6.4 to $6.9 million. The Company anticipates investing $9.0 million in guestroom refurbishments and public area enhancements at the hotel. This work is expected to commence in the next 18 months.
     The hotel will continue to be managed by the Viceroy Hotel Group, which has managed the property since 2003.
     “Viceroy has had great success with the property and they are very knowledgeable of the unique Santa Monica hotel market,” continued Mr. Bortz. “We look forward to working with them on the Sheraton Delfina Santa Monica Hotel and future opportunities, as their knowledge and experience in operating distinctive boutique-style properties like the Sheraton Delfina Santa Monica Hotel gives us great confidence in the future for both our relationship and the property. ”
     The Company expects to incur approximately $0.3 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     The Sheraton Delfina Santa Monica Hotel marks the seventh acquisition for the Company since completing its initial public offering in December 2009.
     The Company has previously announced an executed agreement to purchase one additional hotel:
     – $89.0 million for a hotel in the Philadelphia, Pennsylvania region.
     Closing for the property is expected to occur within 60 days from the filing date of the corresponding Current Report on Form 8-K. However, because this acquisition is subject to customary closing requirements, conditions and due diligence, the Company can give no assurance that the transaction will be consummated during that time period, or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns seven hotels, with a total of 1,994 guest rooms.
Click here to visit the Pebblebrook Hotel Trust website
About Viceroy Hotel Group
     The Viceroy Hotel Group is a luxury hotel management company comprising three distinct international collections: Viceroy Hotels and Resorts, The Tides Resorts and Urban Retreats. With expansion plans throughout the world, the company remains focused on its core mission which is to redefine the traditional concept of luxury hospitality and an unwavering commitment to excellence remain the same.
Click here to visit the Viceroy Hotel Group website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; projected completions of acquisitions; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(1) on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
     All information in this release is as of November 22, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Sheraton Delfina Santa Monica Hotel
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$3.7	to	$4.2

Adjustment:
Depreciation and amortization (1)	3.7		3.7

Hotel EBITDA	$7.4	to	$7.9

Adjustment:
Capital reserve	(1.0)		(1.0)

Hotel Net Operating Income	$6.4	to	$6.9

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of Depreciation and Amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Operating Data
(In thousands)
(Unaudited)
Prior-Year Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	63.4%	73.0%	77.0%	67.8%	70.3%
Pro forma ADR	$185.61	$166.80	$163.09	$167.61	$170.16
Pro forma RevPAR	$117.72	$121.75	$125.63	$113.60	$119.68

Pro forma Hotel Revenues	$33,262	$35,340	$35,909	$35,065	$139,576
Pro forma Hotel EBITDA	5,367	8,947	9,085	8,661	32,060

	First Quarter	Second Quarter	Third Quarter
	2010	2010	2010
Pro forma Occupancy	67.8%	78.8%	79.1%
Pro forma ADR	$162.40	$167.25	$169.70
Pro forma RevPAR	$110.08	$131.78	$134.16

Pro forma Hotel Revenues	$31,624	$37,870	$38,158
Pro forma Hotel EBITDA	4,417	9,296	9,799
These historical hotel operating results include results from the hotels the Company owned as of November 22, 2010 including: Doubletree Bethesda, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC, Skamania Lodge and Sheraton Delfina Santa Monica Hotel. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.
These are not audited financials and have been presented only for comparison purposes.